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                                   Exhibit 15


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February 27, 1997

Union Pacific Resources Group Inc.
801 Cherry Street
Fort Worth, Texas

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Union Pacific Resources Group Inc. for the periods ended March 31, 1996 and 1995 and June 30, 1996 and 1995 and September 30, 1996 and 1995 as indicated in our reports dated April 18, 1996, July 18, 1996 and October 14, 1996, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996 are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touch LLP
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DELOITTE & TOUCHE LLP